                                                                    EXHIBIT 99.1




               BRIGGS & STRATTON CORPORATION REPORTS FIRST QUARTER
                        RESULTS THAT EXCEED EXPECTATIONS





        MILWAUKEE, October 18, 2001/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced a first quarter loss of $17.4 million or $.81 per diluted share. While greater than the $6.3 million or $.29 per share loss experienced in the first quarter of last year, the result was better than analysts' expectations for the quarter.

Lower earnings in the first quarter were basically the result of a 37% decrease in engine production and higher interest expense. The significant decline in production between years reflects our desire to lower our working capital in the first half of the year. The increased interest expense is the result of long-term debt added to make the Generac Portable Products acquisition.

ENGINES:

First quarter sales were $179.5 million versus $181.3 million in the prior year. The slight decline is the result of a negative mix change to lower priced units, offset by a 5% increase in unit sales, primarily to international customers. We anticipate that the mix change will reverse in future quarters.

Operating income in the first quarter declined from a loss of $7.8 million last year to a loss of $17.6 million this year. The primary reason for this decline is the significant reduction in engine production between years. The 37% decline in production unit volume occurred across the entire engine product line. We project that we will produce a quantity of engines this fiscal year similar to last year. However, for fiscal 2002, increased production is anticipated to occur in the second half of the year.

GENERAC PORTABLE PRODUCTS:

Net sales in the first quarter were $55.1 million. Sales from the comparable period a year ago when Briggs & Stratton did not own Generac were $45.1 million. Increased generator sales were the primary reason for the improvement, although it appears that the generator market has not recovered to the extent we originally expected.

Reasonable restocking levels occurred at retail for the first time since the post Y2K decline. However, currently the 2001 hurricane season resembles 2000, which lacked the major activity that normally creates additional demand.

Operating income was $1.6 million this year, compared to $.6 million last year. The improvement was the result of increases in operating efficiencies.

Integration of Generac into Briggs & Stratton continues to progress smoothly. All major integrations will be accomplished by the end of calendar 2001.

OUTLOOK:

Our current estimates for fiscal 2002 continue to anticipate net income of between $58 and $62 million. Sales at Generac are now anticipated to be less than originally planned due to the light hurricane season. We are keeping our projected demand for engines in the spring constant because it is too early to understand how current events and economic conditions will influence purchase decisions to be made five to seven months in the future. In response to the economic environment, however, we are directing operations to effect tighter expense controls.

First quarter results were better than anticipated, but this was primarily due to the timing of sales and production between the first and second quarters. We still anticipate that results in the first half of fiscal 2002 will be significantly lower than those for the comparable period in fiscal 2001. In years like fiscal 2001, where there have been adequate supplies of engines and finished product to satisfy retail demand, the original equipment manufacturers who buy our products have a tendency to take engines later in the fiscal year, i.e., closer to retail demand. If repeated, as we expect, this tendency will lower both our engines sales and plant utilization in the first half of fiscal 2002.

For the second quarter, sales are projected to be approximately $350 million; $310 million for Engines and $40 million for Generac. Gross margins are estimated to be 17%, reflecting lower plant utilization. Engineering, selling and administrative expenses are anticipated to be $39 million and interest expense is projected at $11.6 million.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (800) 606-8940. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (800) 615-3210 to access the replay. The pass code will be 5566531.





THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "MAY", "OBJECTIVE", "PLAN", "SEEK", "THINK", "WILL", AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT VIEWS AND ASSUMPTIONS AND INVOLVE RISKS AND UNCERTAINTIES THAT INCLUDE, AMONG OTHER THINGS, OUR ABILITY TO SUCCESSFULLY FORECAST DEMAND FOR OUR PRODUCTS AND APPROPRIATELY ADJUST OUR MANUFACTURING AND INVENTORY LEVELS; CHANGES IN OUR OPERATING EXPENSES; OUR ABILITY TO SUCCESSFULLY INTEGRATE THE ACQUISITION OF GENERAC PORTABLE PRODUCTS, INC. INTO OUR OPERATIONS; CHANGES IN INTEREST RATES; THE EFFECTS OF WEATHER ON THE PURCHASING PATTERNS OF CONSUMERS AND ORIGINAL EQUIPMENT MANUFACTURERS (OEMS); ACTIONS OF ENGINE MANUFACTURERS AND OEMS WITH WHOM WE COMPETE; THE SEASONAL NATURE OF OUR BUSINESS; CHANGES IN LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL AND ACCOUNTING STANDARDS; WORK STOPPAGES OR OTHER CONSEQUENCES OF ANY DETERIORATION IN OUR EMPLOYEE RELATIONS; CHANGES IN CUSTOMER AND OEM DEMAND; CHANGES IN PRICES OF PURCHASED RAW MATERIALS AND PARTS THAT WE PURCHASE; CHANGES IN DOMESTIC ECONOMIC CONDITIONS, INCLUDING HOUSING STARTS AND CHANGES IN CONSUMER DISPOSABLE INCOME; CHANGES IN FOREIGN ECONOMIC CONDITIONS, INCLUDING CURRENCY RATE FLUCTUATIONS; AND OTHER FACTORS THAT MAY BE DISCLOSED FROM TIME TO TIME IN OUR SEC FILINGS OR OTHERWISE. SOME OR ALL OF THE FACTORS MAY BE BEYOND OUR CONTROL. WE CAUTION YOU THAT ANY FORWARD-LOOKING STATEMENT REFLECTS ONLY OUR BELIEF AT THE TIME THE STATEMENT IS MADE. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ON WHICH THE STATEMENT IS MADE.

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                       -----------------------------------
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                THREE MONTHS ENDED FISCAL SEPTEMBER
                                                                -----------------------------------
                                                                  2001                     2000
                                                                  ----                     ----

NET SALES                                                    $    221,329            $    181,251

COST OF GOODS SOLD                                                199,807                 155,453
                                                             -------------           -------------

   Gross Profit on Sales                                           21,522                  25,798

ENGINEERING, SELLING, GENERAL
   AND ADMINISTRATIVE EXPENSES                                     38,224                  33,612
                                                             -------------           -------------

   Loss from Operations                                           (16,702)                 (7,814)

INTEREST EXPENSE                                                  (10,422)                 (4,568)

OTHER INCOME (EXPENSE), Net                                           315                   2,373
                                                             -------------           -------------

   Loss Before Credit for Income Taxes                            (26,809)                (10,009)

CREDIT FOR INCOME TAXES                                            (9,385)                 (3,705)
                                                             --------------          -------------

   Net Loss                                                  $    (17,424)           $     (6,304)
                                                             =============           =============

   Average Shares Outstanding                                      21,600                  21,612
                                                             =============           =============
BASIC EARNINGS PER SHARE                                     $      (0.81)           $      (0.29)
                                                             =============           =============

   Diluted Average Shares Outstanding                              21,613                  21,629
                                                             =============           =============
DILUTED EARNINGS PER SHARE                                   $      (0.81)           $      (0.29)
                                                             =============           =============




                               SEGMENT INFORMATION
                               -------------------
                                 (IN THOUSANDS)


                                                               THREE MONTHS ENDED FISCAL SEPTEMBER
                                                               -----------------------------------
NET SALES:                                                        2001                     2000
                                                                  ---                      ----
Engines                                                      $    179,487            $    181,251
Generac Portable Products                                          55,128                      -
Other                                                             (13,286)                     -
                                                             -------------           -------------
    Total *                                                  $    221,329            $    181,251
                                                             =============           =============
       *Includes international sales of                      $     56,709            $     49,711
                                                             =============           =============


INCOME (LOSS) FROM OPERATIONS:
Engines                                                      $    (17,620)           $     (7,814)
Generac Portable Products                                           1,643                      -
Other                                                                (725)                     -
                                                             -------------           -------------
    Total                                                    $    (16,702)           $     (7,814)
                                                             =============           =============

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
   CONSOLIDATED BALANCE SHEETS AS OF THE END OF FISCAL SEPTEMBER 2001 AND 2000
   ---------------------------------------------------------------------------
                                 (IN THOUSANDS)




CURRENT ASSETS:                          2001               2000
                                         ----               ----
  Cash and Cash Equivalents          $     24,600       $     11,939
  Accounts Receivable                     156,315            140,370
  Inventories                             345,905            356,874
  Other                                    57,233             56,698
                                     -------------      -------------
      Total Current Assets                584,053            565,881
                                     -------------      -------------

OTHER ASSETS:
  Investments                              46,330             51,308
  Prepaid Pension                          43,835              8,398
  Deferred Loan Costs                      10,371                679
  Capitalized Software                      6,246              6,673
  Intangible Assets                       152,464                --
                                     -------------      -------------
      Total Other Assets                  259,246             67,058
                                     -------------      -------------

PLANT AND EQUIPMENT,
  at Cost                                 903,899            851,135
  Less - Accumulated
    Depreciation                          484,283            454,457
                                     -------------      -------------

      Net Plant and Equipment             419,616            396,678
                                     -------------      -------------

                                     $  1,262,915       $  1,029,617
                                     =============      =============



CURRENT LIABILITIES:                     2001                2000
                                         ----                ----

  Accounts Payable                   $    104,282       $     92,348
  Domestic Notes Payable                    3,300            198,126
  Foreign Loans                            16,427             16,015
  Accrued Liabilities                     119,355            125,534
                                     -------------      -------------
    Total Current Liabilities             243,364            432,023
                                     -------------      -------------
OTHER LIABILITIES:
  Deferred Revenue on Sale of
    Plant & Equipment                      15,498             15,649
  Deferred Income Tax Liability             7,794              5,031
  Accrued Pension Cost                     15,067             11,671
  Accrued Employee Benefits                13,001             12,831
  Postretirement Health Care
    Obligation                             61,328             64,971
  Long-Term Debt                          508,280             98,564
                                    -------------       -------------
    Total Other Liabilities               620,968            208,717
                                    -------------       -------------
SHAREHOLDERS' INVESTMENT:
  Common Stock and Additional
    Paid-in Capital                        36,277             36,367
  Retained Earnings                       719,115            708,987
  Accumulated Other Comprehensive
    Loss                                   (6,323)            (5,684)
  Unearned Compensation on
    Restricted Stock                         (278)              (384)
  Treasury Stock, at Cost                (350,208)          (350,409)
                                     -------------      -------------
    Total Shareholders' Investment        398,583            388,877
                                     -------------      -------------

                                     $  1,262,915       $  1,029,617
                                     =============      =============

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                                 (IN THOUSANDS)


                                                                             THREE MONTHS ENDED FISCAL SEPTEMBER
                                                                             -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                              2001                2000
                                                                                   ----                ----
     Net Loss                                                                  $  (17,424)         $   (6,304)
     Depreciation and Amortization                                                 15,023              13,787
     Loss on Disposition of Plant and Equipment                                       702                  54
     Pension Income, Net                                                           (6,964)             (2,366)
     Provision (Credit) for Deferred Income Taxes                                   3,534                  (3)
     Increase in Accounts Receivable                                              (11,101)               (137)
     Increase in Inventories                                                      (24,205)            (99,100)
     (Increase) Decrease in Other Current Assets                                     (734)                959
     Increase (Decrease) in Accounts Payable and Accrued Liabilities                1,564             (32,731)
     Other, Net                                                                    (1,304)             (2,727)
                                                                               -----------         -----------
       Net Cash Used in Operating Activities                                      (40,909)           (128,568)
                                                                               -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to Plant and Equipment                                             (18,155)            (15,326)
     Proceeds Received on Disposition of Plant and Equipment                          287                 844
                                                                               -----------         -----------
       Net Cash Used in Investing Activities                                      (17,868)            (14,482)
                                                                               -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net Borrowings on Loans and Notes Payable                                        136             151,976
     Issuance Costs of Long-Term Debt                                                (240)                 --
     Dividends                                                                     (6,691)             (6,689)
     Purchase of Common Stock for Treasury                                             -               (6,118)
     Proceeds from Exercise of Stock Options                                           52                 253
                                                                               -----------         -----------
       Net Cash (Used in) Provided by Financing Activities                         (6,743)            139,422
                                                                               -----------         -----------
EFFECT OF EXCHANGE RATE CHANGES                                                     1,377              (1,422)
                                                                               -----------         -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                         (64,143)             (5,050)
CASH AND CASH EQUIVALENTS, Beginning                                               88,743              16,989
                                                                               -----------         -----------
CASH AND CASH EQUIVALENTS, Ending                                              $   24,600          $   11,939
                                                                               ===========         ===========